Exhibit 4.9

AGREEMENT TO EXCHANGE WARRANTS

Advaxis, Inc.

305 College Road East

Princeton, NJ 08540

Ladies and Gentlemen:

This is to record the agreement between Advaxis, Inc. (the “Company”) and [____] (the “Warrantholder”) regarding the terms on which the Company will issue shares of Common Stock (“Common Stock”), par value $0.001 per share, to the Warrantholder in exchange for warrants originally issued under a Securities Purchase Agreement, dated January 21, 2020, by and among the Company, the Warrantholder and [____] entitling the holders to purchase Common Stock, which Agreement is as follows:

1.	The Company hereby agrees to issue [____] shares (the “Exchange Shares”) of Common Stock to the Warrantholder in exchange for [____] warrants (such warrants being exchanged, the “Warrants”).

2.	In order to carry out the exchange of the Exchange Shares for the Warrants described in Section 1, at or prior to 11:00 a.m., Eastern time on October 16, 2020 (the “Exchange Date”) (a) the number of Warrants stated in Section 1 shall be automatically deemed cancelled upon receipt of the Exchange Shares, and (b) the Company will cause Continental Stock Transfer and Trust Company, as transfer agent for the Company, to issue via the Deposit / Withdrawal at Custodian system into an account with The Depositary Trust Company (“DTC”) specified by the Warrantholder, the number of shares of Common Stock stated in Section 1. No later than three (3) Nasdaq Global Market trading days following the date hereof, the Warrantholder shall deliver the original certificate representing the Warrants stated in Section 1 above to the Company for cancellation. For the avoidance of doubt, as of the Exchange Date, all of the Warrantholder’s rights under the terms and conditions of the Warrants shall be extinguished. However, failure to deliver the original certificate will not affect the automatic cancellation of the Warrants described in clause (a).

3.	During the period of 15 days beginning on the Exchange Date, the Warrantholder will not on any day sell a number of shares of Common Stock (including shares issuable by exercise of securities that are convertible into or exercisable for Common Stock) that exceeds 10% of the cumulative trading volume of the Common Stock for such date (which cumulative trading volume shall include pre-market, market and post-market trading volume for such date) as reported by Bloomberg, LP. The Company will be entitled to injunctive relief to prevent violation or threatened violation of this Section 3.

4.	The Warrantholder represents and warrants to the Company that:

a.	The Warrantholder owns all the Warrants described in Section 1 and has all right, power and authority that is necessary to enable the Warrantholder to exchange them for Common Stock as contemplated by this Agreement, without requiring consent of any other person or any governmental authority.

b.	After the Warrants described in Section 1 are automatically cancelled as described in Section 2, neither the Warrantholder nor any other person will have any rights under or with regard to the Warrants.

c.	The Warrantholder is aware that:

i. The last sale price of the Common Stock reported on the Nasdaq Global Market on October 15, 2020 was $0.42 per share. The Company is not aware of any trading in the Warrants.

ii. The Company files annual, quarterly and current reports and other information with the SEC. The materials the Company files with the SEC are available on the SEC’s website, www.sec.gov. They also are available on the Company’s website, www.advaxis.com.

d.	The Warrantholder has had a reasonable opportunity to discuss the Company’s business, management and financial affairs with management of the Company. The Warrantholder has also had a reasonable opportunity to ask questions of and receive answers from the Company and its management regarding the terms and conditions of this exchange. The Warrantholder acknowledges that except as set forth herein, no representations or warranties have been made to the Warrantholder, or to the Warrantholder’s advisors or representatives, by the Company or others with respect to the business or prospects of the Company or its financial condition.

5.	The Company represents and warrants to the Warrantholder as follows:

	a.	The Company has all right, power and authority, and has obtained all approvals, that are necessary to enable it to issue Common Stock in exchange for Warrants as contemplated by this Agreement.

	b.	When the Company issues the Exchange Shares, those shares (i) will be issued in reliance on an exemption from the registration requirements of the Securities Act contained in Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act), and such shares shall be “restricted securities” (as defined in Rule 144 promulgated under the Securities Act), and (ii) will be duly authorized and issued, fully paid and non-assessable and will be eligible for trading on the Nasdaq Global Market.

6.	The Warrantholder is aware that the issuance of Exchange Shares in exchange for Warrants as described in this Agreement has not been registered under the Securities Act and that those shares are being issued in reliance on an exemption from the registration requirements of the Securities Act contained in Section 3(a)(9) of the Securities Act. The Warrantholder further acknowledges Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Warrantholder set forth herein for purposes of qualifying for exemptions from registration under the Securities Act and applicable state securities laws.

7.	The Warrantholder understands that the Exchange Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and the Warrantholder is acquiring the Exchange Shares as principal for its own account and not with a view to or for distributing or reselling such Exchange Shares or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Exchange Shares in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Exchange Shares in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting such Warrantholder’s right to sell the Securities in compliance with applicable federal and state securities laws). Such Warrantholder is acquiring the Exchange Shares hereunder in the ordinary course of its business.

2

8.	Following such time as the restricted shares are eligible for sale under Rule 144 without the need to satisfy the current public information requirement under Rule 144 and without volume or manner-of-sale restrictions, the Company agrees to use commercially reasonable efforts to, no later than two (2) business days following the delivery by the Warrantholder of all of (i) an instrument, whether certificated or uncertificated, representing the Exchange Shares issued with a restrictive legend, (ii) a written request addressed to the Company that such restrictive legend be removed, and (iii) customary broker and representation letters reasonably satisfactory to the Company and the Company’s counsel, deliver or cause to be delivered to the Warrantholder, via DRS transfer, an instrument, certificated or uncertificated, representing that such Exchange Shares are free from such restrictive legends; provided, however that each party will be solely responsible for any fees it incurs in connection with such request and removal.

9.	The Company agrees from and after the date hereof that if any of the terms offered to any other holder of Warrants in connection with any exchange of Warrants for any assets or other securities (each an “Exchange Document”), is or will be more favorable to such other Person (as defined in the Warrants) than those of the Warrantholder under this Agreement (other than with respect to the reimbursement of legal fees). If, and whenever on or after the date hereof, the Company enters into an Exchange Document which contains any terms that are more favorable to another holder of Warrants than this Agreement, then (i) the Company shall provide notice thereof to the Warrantholder promptly following the occurrence thereof and (ii) the terms and conditions of this Agreement shall be, without any further action by the Warrantholder or the Company, automatically amended and modified in an economically and legally equivalent manner such that the Warrantholder shall receive the benefit of the more favorable terms and/or conditions (as the case may be) set forth in such Exchange Document, provided that upon written notice to the Company at any time the Warrantholder may elect not to accept the benefit of any such amended or modified term or condition, in which event the term or condition contained in this Agreement shall apply to the Warrantholder as it was in effect immediately prior to such amendment or modification as if such amendment or modification never occurred with respect to the Warrantholder. Without limiting what is said above in this Section 7, if the Exchange Document with a Person calls for issuance of more shares of Common Stock per Warrant exchanged than this Agreement, within five Nasdaq Global Market trading days after the issuance of the shares to the other person, the Company will issue to the Warrantholder the number of additional shares of Common Stock such that the Warrantholder will have received the same number of shares of Common Stock per exchanged Warrant as the other Person. The provisions of this paragraph shall apply similarly and equally to each Exchange Document.

3

10.	Prior to 5:30 pm ET on October 16, 2020, the Company shall issue a press release (or file a Report on Form 8-K), reasonably acceptable to the Warrantholder disclosing the material terms of the transactions contemplated hereby (the “Press Release”). From and after the issuance of the Press Release, the Company represents to the Warrantholder that the Warrantholder shall not be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries (as defined below) or any of their respective officers, directors, employees or agents, that is not disclosed in the Press Release. In addition, effective upon the issuance of the Press Release, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its subsidiaries or any of their respective officers, directors, employees or agents, on the one hand, and the Warrantholder or any of its affiliates, on the other hand, shall terminate. The Company shall not, and shall cause each of its subsidiaries and its and each of their respective officers, directors, employees and agents, not to, provide the Warrantholder with any material, nonpublic information regarding the Company or any of its subsidiaries from and after the date hereof without the express prior written consent of the Warrantholder. To the extent that the Company, any of its Subsidiaries or any of their respective officers, directors, employees or agents, delivers any material, non-public information to the Warrantholder without the Warrantholder’s consent, the Company hereby covenants and agrees that the Warrantholder shall not have any duty of confidentiality with respect to such material, non-public information.

11.	The Company and the Warrantholder hereby mutually agree and acknowledge to execute and/or deliver such other documents and agreements as are reasonably necessary to effectuate the exchange pursuant to the terms of this Agreement.

12.	Neither the Company nor the Warrantholder has paid or given, or will pay or give, to any person, any commission, fee or other remuneration, directly or indirectly, in connection with the transactions contemplated by this Agreement.

13.	This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile or .pdf transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or .pdf signature page were an original thereof. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined pursuant to the internal law of the State of New York.

(Signatures on following page)

4

Please sign a copy of this Agreement which, when it is signed by the Company, will constitute a legally binding agreement between the Warrantholder and the Company.

Very truly yours,

[____]

Dated: October 16, 2020		By

AGREED TO:

ADVAXIS, INC.

By:
Name:	Kenneth A. Berlin
Title:	President and Chief Executive Officer

5